Exhibit 99.1

Annapolis Bancorp Announces Successful Completion of Stock Repurchase Program

ANNAPOLIS, Md.--(BUSINESS WIRE)--Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, today announced that it has completed the repurchase of 300,000 shares of its outstanding common stock at an average price per share of $7.79.

The Company’s stock repurchase program was initiated on February 21, 2007, at which time the Board of Directors authorized the acquisition of up to 5% of the outstanding common stock, or approximately 200,000 shares.

On February 15, 2008, the program was expanded to include an additional 100,000 shares. At that time, a stock repurchase plan under Rule 10b5-1 of the Securities and Exchange Act of 1934 was also adopted. Since then, all repurchases under the stock repurchase program have been made pursuant to the terms and conditions of this plan.

“We believe that the stock repurchase program has been an effective use of the Company’s capital,” said Annapolis Bancorp Chairman and CEO Richard M. Lerner, “and will ultimately prove to be accretive to return on equity for Annapolis Bancorp shareholders.”

The stock repurchase program has now been terminated. All shares repurchased under the program were cancelled and retired by the Company.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. In the fall of 2008, the Bank will open its eighth office in the Annapolis Towne Centre at Parole. The Bank’s headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Westfield Annapolis Mall. Total assets at March 31, 2008 were $382 million; book value per share was $6.88.

Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

CONTACT:
Annapolis Bancorp, Inc.
Richard M. Lerner, 410-224-4455